Exhibit 99.1

Murphy USA Welcomes David L. Goebel and Rosemary Turner to Board of Directors

El Dorado, Arkansas, October 19, 2021 – Murphy USA Inc. (NYSE: MUSA) is pleased to announce that the Board of Directors has appointed David L. Goebel and Rosemary Turner as independent directors of the Company.

“We are honored to add Dave and Rose to our Board,” said Madison Murphy, Chairman of Murphy USA Inc. “The deep experience they bring in retail food and beverage and supply chain and logistics will be invaluable additions to our existing complement of directors. We are looking forward to working with both as we continue to execute our strategy and enhance our value creation for shareholders.”

Mr. Goebel is currently Non-Executive Chairman of the Board of Jack in the Box Inc. and has been a director there since 2008. He is a partner and Faculty Member for The ExCo Group, LLC, a worldwide firm that provides peer to peer mentoring services for CEOs and senior business executives. From 2001 to 2007, he served in various executive positions at Applebee’s International, Inc. including as President and CEO in 2006 and 2007, during which time the Company operated over 2,000 restaurants in the United States and internationally. Since 2017, Mr. Goebel has served on the Board of Directors of Wingstop Inc. which operates and franchises over 1,500 fast casual restaurant locations across the United States and internationally. Finally, prior to its acquisition by Murphy USA in January 2021, Mr. Goebel was on the Board of QuickChek Corporation.

Ms. Turner is currently Chair of the San Francisco Federal Reserve Board of Directors, where she has served as a member since 2016. Ms. Turner held a variety of leadership positions developing her expertise in the transportation and logistics industry at UPS where she had a distinguished 40-year career, including as President of the Nebraska/North and South Dakota, Southern California and Chesapeake regions, before she retired in 2019 as President of the Northern California region. Ms. Turner also currently serves on the board of TFI International (NYSE: TFII) and formerly served on the Board of Coremark Holding Company, Inc. prior to its recent acquisition by Performance Food Group, Inc. She also serves on the Boards of privately-held The Bouq’s Company and not-for-profit SCAN Health Plan and has numerous connections to community and civic work through local organizations in Northern California.

About Murphy USA
Murphy USA (NYSE: MUSA) is a leading retailer of gasoline and convenience merchandise with more than 1,650 stores located primarily in the Southwest, Southeast, Midwest and Northeast United States. The company and its team of nearly 15,000 employees serve an estimated two million customers each day through its network of retail gasoline and convenience stores in 27 states. The majority of Murphy USA's stores are located in close proximity to Walmart Supercenters. The company also markets gasoline and other products at standalone stores under the Murphy Express and QuickChek brands. Murphy USA ranks 322 among Fortune 500 companies.